Exhibit (b)(4)(b)(2)

AMENDMENT OF CONTRACT TO QUALIFY

AS INDIVIDUAL RETIREMENT ANNUITY

As of the Date of Issue, this Amendment is made a part of this annuity contract issued by The Northwestern Mutual Life Insurance Company. Notwithstanding any other specific provisions in this contract to the contrary, this contract is amended to restrict the exercise of the rights of the Owner or Annuitant and any beneficiary, and to limit the purchase payments, as follows:

1.	Transferability Restrictions. The Owner may not transfer ownership of the contract, sell the contract, or assign or pledge the contract as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than the Company or a former spouse of the Owner under a divorce decree or under a written instrument incident to that divorce.

2.	The contract is established for the exclusive benefit of the Owner or the Owner’s beneficiaries.

3.	The interest of the Owner in the contract is nonforfeitable.

4.	Except in the case of a rollover contribution (as permitted by Internal Revenue Code section 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3)(G), and 457(e)(16)) or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in section 408(k), no contributions will be accepted unless they are in cash, and the total of such contributions shall not exceed the lesser of 100% of compensation for the Owner’s tax year or:

$3,000 for any taxable year beginning in 2002 through 2004;

$4,000 for any taxable year beginning in 2005 through 2007; and

$5,000 for any taxable year beginning in 2008 and years thereafter.

After 2008, the limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code section 219(b)(5)(C). Such adjustments will be in multiples of $500.

(a)	In the case of an individual who is 50 or older by the end of the taxable year, the annual cash contribution limit is increased by:

$500 for any taxable year beginning in 2002 through 2005; and $1,000 for any taxable year beginning in 2006 and years thereafter.

(b)	No contributions will be accepted under a SIMPLE IRA plan established by an employer pursuant to section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer’s SIMPLE IRA plan.

Compensation means wages, salaries, professional fees, or other amounts derived from or received for personal service actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, section 401(c)(2) shall be applied as if the term trade or business for purposes of section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including, but not limited to, interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term “compensation” shall include any amount includible in the Owner’s gross income under section 71 with respect to a divorce or separation instrument described in subparagraph (A) of section 71(b)(2).

5.	Dividends will not be paid in cash but will be applied to increase the Accumulation Value of the contract.

6.	Distributions Before Death

(a)	Notwithstanding any provision of this contract to the contrary, the distribution of the Owner’s interest in the contract shall be made in accordance with the requirements of Code section 408(b)(3) and the regulations thereunder, the provisions of which are incorporated herein by reference. The required minimum distributions calculated for this contract can be withdrawn from another individual retirement arrangement of the Owner in accordance with Q&A-9 of section 1.408-8 of the Income Tax Regulations.

TRAD.IRA.AMDT.(0103)

(b)	The entire interest in the contract will commence to be distributed no later than the first day of April following the calendar year in which the Owner attains age 70 1/2 (the “required beginning date”) over the life of the Owner or the lives of the Owner and his or her designated beneficiary.

(c)	The amount to be distributed each year, beginning with the calendar year in which the Owner attains age 70 1/2 and continuing through the year of death, shall not be less than the quotient obtained by dividing the interest in the contract (as determined under section 7(c)) as of the end of the proceeding year by the distribution period in the Uniform Lifetime Table in Q&A-2 of section 1.401(a)(9)-9 of the Income Tax Regulations, using the Owner’s age as of his or her birthday in the year. However, if the Owner’s sole designated beneficiary is his or her surviving spouse and such spouse is more than 10 years younger than the Owner, the distribution period is determined under the Joint and Last Survivor Table in Q&A-3 of section 1.401(a) (9)-9, using the ages as of the Owner’s and spouse’s birthdays in the year.

(d)	The required minimum distribution for the year the Owner attains age 70 1/2 can be made as late as April 1 of the following year. The required minimum distribution for any other year must be made by the end of such year.

(e)	If distributions are made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution is determined as follows:

(i)	The entire interest of the Owner will commence to be distributed no later than the required beginning date over (a) the life of such Owner or the lives of such Owner and his or her designated beneficiary or (b) a period certain not extending beyond the life expectancy of such Owner and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than 1 year and must be either nonincreasing or they may increase only as provided in Q&A 1 and Q&A 4 of section 1.401(a)(9)-6T of the Temporary Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of section 1.401(a)(9)-6T.

(ii)	The distribution proceeds described above cannot exceed the periods specified in section 1.404(a)(9)-6T of the Temporary Income Tax Regulations.

(iii)	The first required payment can be made as late as April 1 of the year following the year the Owner attains age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

7.	Distribution upon Death

(a)	Death On or After Required Distributions Commence. If the Owner dies on or after required distributions commence, the remaining portion of his or her interest will continue to be distributed under the contract option chosen prior to the Owner’s death, or if no contract option was chosen, at least as rapidly as follows:

(i)	If the designated beneficiary is someone other than the Owner’s surviving spouse, the remaining interest will be distributed over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the beneficiary’s age as of his or her birthday in the year following the year of the Owner’s death, or over the period described in paragraph (a)(iii) below if longer.

(ii)	If the Owner’s sole designated beneficiary is the Owner’s surviving spouse, the remaining interest will be distributed over such spouse’s life or over the period described in paragraph (a)(iii) below if longer. Any interest remaining after such spouse’s death will be distributed over such spouse’s remaining life expectancy determined using the spouse’s age as of his or her birthday in the year of the spouse’s death, or, if the distributions are being made over the period described in paragraph (a)(iii) below, over such period.

(iii)	If there is no designated beneficiary, or if applicable by operation of paragraph (a)(i) or (a)(ii) above, the remaining interest will be distributed over the Owner’s remaining life expectancy determined in the year of the Owner’s death.

TRAD.IRA.AMDT.(0103)

(iv)	The amount to be distributed each year under paragraph (a)(i), (ii) or (iii), beginning with the calendar year following the calendar year of the Owner’s death, is the quotient obtained by dividing the value of the contract as of the end of the preceding year by the remaining life expectancy specified in such paragraph. Life expectancy is determined using the Single Life Table in Q&A-1 of section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary’s or Owner’s age in the year specified in paragraph (a)(i), (ii) or (iii) and reduced by 1 for each subsequent year.

(b)	Death before Required Distributions Commence. If the Owner dies before required distributions commence, his or her entire interest will be distributed as follows:

(i)	If the designated beneficiary is someone other than the Owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner’s death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Owner’s death, or, if elected, in accordance with paragraph (b)(iii) below.

(ii)	If the Owner’s sole designated beneficiary is the individual’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the individual’s death (or by the end of the calendar year in which the Owner would have attained age 70 1/2, if later), over such spouse’s life, or, if elected, in accordance with paragraph (b)(iii) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s designated beneficiary’s remaining life expectancy determined using such beneficiary’s age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph (b)(iii) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen or, if no contract option was chosen, will be distributed using the spouse’s age as of his or her birthday in the year of the spouse’s death.

(iii)	If there is no designated beneficiary, or, if applicable by operation of paragraph (b)(i) or (b)(ii) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Owner’s death (or of the spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under paragraph (b)(ii) above).

(iv)	If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), the amount to be distributed each year under paragraph (b)(i) or (ii) is the quotient obtained by dividing the value of the contract as of the end of the preceding year by the remaining life expectancy specified in the paragraph. Life expectancy is determined using the Single Life Table in Q&A-1 of section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary’s age in the year specified in paragraph (b)(i) or (b)(ii) and reduced by 1 for each subsequent year.

(c)	The “interest” in the contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As 7 and 8 of section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the contract, such as guaranteed death benefits.

(d)	For purposes of paragraphs (a) and (b) above, required distributions are considered to commence on the Owner’s required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (b)(ii) above. However, if distributions start prior to the applicable date in the preceding sentence in the form of an annuity on an irrevocable basis (except for acceleration) meeting the requirements of section 1.401(a)(9)-6T of the Tem porary Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

TRAD.IRA.AMDT.(0103)

(e)	If the sole designated beneficiary is the Owner’s surviving spouse, the spouse may elect to treat the contract as his or her own individual retirement annuity. This election will be deemed to have been made if such surviving spouse makes a contribution to the contract or fails to take required distributions as a beneficiary.

8.	For purposes of paragraphs 6 and 7, “designated beneficiary” is a beneficiary selected by the Owner or determined under the contract as of the date of the Owner’s death who remains a beneficiary as of September 30 of the calendar year following the calendar year of the Owner’s death, provided that, for purposes of paragraph 7(b)(ii), if the surviving spouse is the sole beneficiary and dies before required distributions have commenced, such spouse will then be treated as the Owner.
9.	For purposes of paragraphs 6 and 7, “payment” includes payments under a variable payment plan, if applicable. These payments may increase or decrease to reflect the investment experience of an investment division of the Separate Account.

10.	The requirements of paragraphs 6 and 7 will not limit any contractual rights of withdrawal given to the Owner or any beneficiary.

11.	No annuity purchase payments may be paid after the death of the Owner or after distribution of the interest of the Owner has commenced.

12.	The Company shall furnish the Owner or payee annual calendar year reports concerning the status of the contract and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

13.	This contract is intended to qualify as an individual retirement annuity for federal income tax purposes. To that end, the provisions of this contract, including any amendment, endorsement or rider, are to be interpreted to ensure or maintain any such tax qualification, despite any other provision to the contrary (including the provisions of any amendment, endorsement or rider that do not expressly override these tax qualification provisions). The Company reserves the right to amend this contract at any time to reflect any clarification that may be needed or may be appropriate to maintain any such tax qualification or to conform the contract to any applicable changes in the tax qualification requirements.

Secretary THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

TRAD.IRA.AMDT.(0103)